Exhibit 10.4
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of November 5, 2007 (the “Effective Date”) by and between Critical Therapeutics, Inc., a Delaware corporation with its principal place of business at 60 Westview Street, Lexington, MA 02421 (the “Company”), and Frank E. Thomas, an individual residing at 57 Mary Catherine Lane, Sudbury, MA 01776 (the “Executive”).
WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company.
WHEREAS, the Company and the Executive each desire to amend and restate the employment agreement by and between the Company and the Executive dated December 21, 2004.
In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:
     1. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date (the “Commencement Date”) and ending on December 31, 2009 (the “Initial Term”) unless renewed or sooner terminated in accordance with the provisions of this Section 1 or Section 4 respectively. Upon each subsequent anniversary of the Commencement Date, the term of this Agreement shall automatically extend for an additional year (such period, including the Initial Term and as it may be extended, the “Employment Period”) unless (i) either the Company or the Executive gives at least ninety (90) days notice of non-renewal prior to such anniversary or (ii) the Agreement is terminated in accordance with the provisions of Section 4.
     2. Title; Capacity. The Executive shall serve as President and Chief Executive Officer. The Executive shall be based at the Company’s office in Lexington, MA. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by the Board of Directors (the “Board”).
     The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that the Executive may serve as a consultant or a member of an advisory board or a board of directors with the prior consent of the Board. The Executive agrees to abide by any rules, regulations, instructions, personnel practices and policies of the Company that are applicable to him and any changes therein that may be adopted from time to time by the Company.

     3. Compensation and Benefits.
          3.1. Salary. The Company shall pay the Executive a base salary in semi-monthly installments at an annualized rate of $345,000 (equal to $14,375 per semi-monthly pay period), less lawful deductions. Such salary shall be subject to adjustment thereafter as determined by the Board.
          3.2. Annual Target Cash Bonus. The Executive shall be eligible to receive an annual target cash bonus of up to forty (40) percent of his then annual base salary (“Target Cash Bonus”). The Compensation Committee of the Board shall determine the amount of the actual award, if any, based on overall corporate performance and individual performance. Actual awards may be greater than or less than the Executive’s Target Cash Bonus, depending in part upon the extent to which actual performance exceeds or falls below the performance goals provided, however, the actual award for the year ended December 31, 2007 will be not less than the Executive’s Target Cash Bonus if the Executive remains an employee in good standing with the Company from the Commencement Date through December 31, 2007. Any bonus shall be paid in a single lump sum, subject to lawful deductions, at such time as bonuses are regularly paid to senior executives of the Company, but in any event such bonus shall be paid on or before March 15 of the year following the year to which the bonus relates. Each cash bonus award that may become payable shall be paid solely from the general assets of the Company.
          3.3. Special Bonus. The Company will pay to the Executive a one-time cash bonus of $625,000 (“Special Bonus”) if the Executive remains an employee in good standing with the Company from the Commencement Date through January 31, 2008. The Special Bonus will be paid no later than February 10, 2008 and is considered to be independent of any other bonuses or compensation due under this employment agreement. In the event that the Executive’s employment is terminated pursuant to Sections 4.3, 4.4, 4.5 or 4.7 from the period beginning on the Effective Date and expiring on January 31, 2008, the Executive will be entitled to receive the Executive’s Target Cash Bonus for 2007 plus the Special Bonus within thirty (30) days of such event. The payment of the Special Bonus shall be made in lieu of the cash compensation and benefits described under Sections 5.4 (i), (ii) and (iii) and Sections 5.5 (i), (ii) and (iii) of this Agreement if Executive’s employment is terminated at any time during the period beginning with the Effective Date through July 31, 2008. The Special Bonus, if payable pursuant to this Section 3.3, shall be paid only once and shall be paid solely from the general assets of the Company.
          3.4. Annual Equity Awards. The Executive shall be eligible to receive annual equity awards. The Compensation Committee of the Board shall determine the amount of the actual equity award, if any, based on overall corporate performance and individual performance.
          3.5. Fringe Benefits. The Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees or executives, if any, to the extent that the Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate; provided, however, the Executive shall not be eligible to participate in the Company’s Cash Bonus Program for Employees (Other than Executive Officers). The Executive shall be entitled to three (3) weeks of paid vacation per year, accrued at a rate of 1.25 days per month until the Executive has completed four (4) years of service at which time vacation shall accrue at 1.67 days per month (four (4) weeks per year), and, if requested in writing by the Board, such vacation time shall be taken at such times as may be approved by the Board.
          3.6. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board. Notwithstanding the foregoing, (i) the expenses eligible for reimbursement in any particular taxable year may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the year following the year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.
     4. Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:
          4.1. Expiration of the Employment Period in accordance with Section 1;
          4.2. At the election of the Company, for Cause (as defined in Section 21), immediately upon written notice by the Company to the Executive;
          4.3. At the election of the Executive, for Good Reason (as defined in Section 21), upon written notice by the Executive to the Company;
          4.4. At the election of the Company without Cause during a Change of Control Period (as defined in Section 21) or at the election of the Executive for Good Reason during a Change of Control Period;
          4.5. Thirty (30) days after the death or Disability (as defined in Section 21) of the Executive;
          4.6. At the election of the Executive by providing written notice to the Company; and
          4.7. At the election of the Company, without Cause, by providing written notice to the Executive.
     5. Effect of Termination.
          5.1. Termination for Cause. In the event the Executive’s employment is terminated for Cause pursuant to Section 4.2, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.
          5.2. Termination at the Election of the Executive. In the event the Executive elects to terminate his employment pursuant to Section 4.6, the Company shall pay the Executive the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company. If the Executive provides ninety (90) days prior written notice, the Executive shall receive an amount equal to a pro rata payment (as defined in Section 21) of the annual cash bonus, if any, paid to the Executive in the year prior to his resignation, subject to the Executive’s execution of a severance agreement and release drafted by and satisfactory to counsel for the Company (such signed agreement, the “Release”). Such payment shall be paid in a lump sum within 30 days following the Executive’s termination of employment. No other benefits are payable upon the Executive’s voluntary resignation unless for Good Reason.
          5.3. Termination for Death or Disability. If the Executive’s employment is terminated by death or because of Disability pursuant to Section 4.5, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation that would otherwise be payable to the Executive up to the end of the month in which the termination of his employment because of death or Disability occurs. In addition, if the Executive’s employment terminates by death or because of a Disability, the vesting of his outstanding unvested stock options and restricted stock shall accelerate by one year. If the Executive’s employment terminates as a result of his death, the Executive’s estate shall also receive an amount equal to a pro rata payment of the annual cash bonus, if any, paid to the Executive in the year prior to his death, subject to the Executive’s estate’s execution of a release drafted by and satisfactory to counsel for the Company. Such payment shall be paid in a lump sum within 30 days following the Executive’s termination of employment.
          5.4. Termination Without Cause or for Good Reason and not during a Change in Control Period. If the Executive’s employment is terminated without Cause pursuant to Section 4.7, or for Good Reason pursuant to Section 4.3 and such termination does not occur during a Change of Control Period, the Company shall:
(i)	pay the Executive a lump sum payment equal to one (1) times his annualized base salary, less lawful deductions, payable within thirty (30) days following the Executive’s termination of employment;

(ii)	pay the Executive, in accordance with the Company’s regular payroll practices, on a monthly basis an amount equal to (a) one hundred (100) percent of the Executive’s monthly health and dental COBRA premiums for the Executive and his dependents, if any, if the Executive properly elects to continue health and dental insurance under COBRA and (b) one hundred (100) percent of the cost of the monthly premiums paid by the Company to the insurance companies for life insurance and disability insurance for the Executive in the month preceding the Executive’s termination of employment, such payments under subsections (a) and (b) to continue until the earlier of twelve (12) months after the termination of the Executive’s employment or until the last day of the first month that the Executive is eligible for other employer-sponsored health coverage. Notwithstanding the foregoing, to the extent such payments are reimbursement to the Executive of medical expenses incurred by the Executive as described in Reg. § 1.409A-1(b)(9)(v)(B), reimbursements may not be made beyond the period of time during which the Executive would be entitled (or would, but for such arrangement, be entitled) to COBRA continuation coverage under a group health plan of the Company;

(iii)	pay the Executive, a lump sum payment in an amount equal to a pro rata payment of the Target Cash Bonus for which he was eligible, less lawful deductions. Such payment shall be paid in a lump sum within 30 days following the Executive’s termination of employment; and

(iv)	accelerate vesting of fifty (50) percent of all of the Executive’s outstanding unvested stock options and restricted stock;
all such payments subject to the Executive’s execution of a severance agreement and release drafted by and satisfactory to counsel for the Company.
          5.5. Termination Without Cause or for Good Reason during a Change in Control Period. If the Executive’s employment is terminated without Cause pursuant to Section 4.4, or for Good Reason pursuant to Section 4.4 and such termination occurs during a Change of Control Period, the Company shall:
(i)	pay the Executive a lump sum payment equal to one (1) times his annualized base salary, less lawful deductions, payable within thirty (30) days following the Executive’s termination of employment;

(ii)	pay the Executive, in accordance with the Company’s regular payroll practices, on a monthly basis an amount equal to (a) one hundred (100) percent of the Executive’s monthly health and dental COBRA premiums for the Executive and his dependents, if any, if the Executive properly elects to continue health and dental insurance under COBRA and (b) one hundred (100) percent of the cost of the monthly premiums paid by the Company to the insurance companies for life insurance and disability insurance for the Executive in the month preceding the Executive’s termination of employment, such payments under subsections (a) and (b) to continue until the earlier of twelve (12) months after the termination of the Executive’s employment or until the last day of the first month that the Executive is eligible for other employer-sponsored health coverage. Notwithstanding the foregoing, to the extent such payments are reimbursement to the Executive of medical expenses incurred by the Executive as described in Reg. § 1.409A-1(b)(9)(v)(B), reimbursements may not be made beyond the period of time during which the Executive would be entitled (or would, but for such arrangement, be entitled) to COBRA continuation coverage under a group health plan of the Company;

(iii)	pay the Executive a lump sum payment in an amount equal to a pro rata payment of the Target Cash Bonus for which he was eligible, less lawful deductions; such payment shall be paid in a lump sum within 30 days following the receipt of the Release;

(iv)	accelerate vesting of one hundred (100) percent of all of the Executive’s outstanding unvested stock options and restricted stock; and

(v)	provide the Executive with up to three (3) months of outplacement services as arranged for by the Company;
all such payments subject to the Executive’s execution of a severance agreement and release drafted by and satisfactory to counsel for the Company.
     5.6 Payments to the Executive under this Section 5 shall be bifurcated into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder (“Section 409A”), and a portion that does constitute nonqualified deferred compensation. Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation. Notwithstanding the foregoing, because the Executive is a “specified employee” as defined in Section 409A(a)(3)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is 6 months and one day after the Executive’s termination of employment (the “Earliest Payment Date”) unless payable upon the Executive’s death. Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date. The determination of whether, and the extent to which, any of the payments to be made to the Executive hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Executive’s termination of employment occurs.
     6. Vesting of Stock Upon a Change of Control. Fifty (50) percent of the Executive’s outstanding unvested stock options and restricted stock will vest on a Change of Control (as defined in Section 21).
     7. Non-Compete.
          (a) During the Employment Period and for a period of one (1) year after the termination or expiration of the Executive’s employment for any reason or after a Change in Control, the Executive will not directly or indirectly:

               ( i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of providing services or developing, producing, marketing or selling products competitive with the services provided or products being developed, produced, marketed or sold by the Company while the Executive was employed by the Company; or
               (ii) either alone or in association with others, recruit, solicit, induce, hire or engage as an independent contractor or attempt to recruit, solicit, induce, hire or engage as an independent contractor, any person who then is or was employed by the Company except for an individual whose employment with the Company has been terminated (X) by the employee for any reason other than Good Reason for a period of six (6) months or longer, (Y) by the Company for any reason, or (Z) by the employee for Good Reason; or
               (iii) either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Executive while employed by the Company.
          (b) The Executive agrees that, if requested by the Company in writing, he will give notice to the Company of each new business activity he plans to undertake during the non-competition period, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Executive’s business relationship or position with the entity. The Executive further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under this Agreement. The Executive agrees that, if requested by the Company in writing, he will provide a copy of Section 7 and 8 of this Agreement to all persons and Entities with whom he seeks to be hired or do business before accepting employment or engagement with any of them.
          (c) If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
          (d) The geographic scope of subsection 7(a) above shall extend to anywhere the Company or any of its subsidiaries does business.
          (e) The Executive acknowledges that the restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company and in light of, among other things, the highly competitive market in which the Company operates. The Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without posting a bond.
          (f) If the Executive violates the provisions of this Section, he shall continue to be held by the restrictions set forth in this Section, until a period equal to the period of restriction has expired without any violation.
     8. Proprietary Information and Developments.
          8.1. Proprietary Information.
          (a) The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.
          (b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.
          (c) The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.
          8.2. Developments.
          (a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

          (b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.
          (c) The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the prosecution, procurement, maintenance and enforcement and/or defense of patents, trademarks, copyrights, trade secrets and other means for protection of proprietary information (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive shall further execute and deliver all such instruments and take all other actions as in the opinion of the Company and its counsel shall be appropriate to vest in the Company (or in such person as the Company may specify) all right, title and interest in said patents, trademarks, copyrights, trade secrets and other means of protecting proprietary information in any Development.
          (d) Whenever requested to do so by the Company, both during and after his employment with the Company, and at the expense of the Company, the Executive shall cooperate fully and assist in the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future in connection with (i) any litigation commenced by the Company against third parties, (ii) any litigation commenced by a third party against the Company and (iii) any administrative hearing or administrative proceeding involving the Company. The Executive’s full cooperation in connection with any claims, actions or administrative proceedings shall include, but not be limited to, his being available to meet with the Company’s counsel to prepare for trial, discovery or an administrative hearing and to act as a witness when requested by the Company at reasonable times designated by the Company.
          (e) The Executive hereby irrevocably appoints the Company to be his attorney in fact and, in his name and on his behalf, to execute all such instruments and take all other actions and generally to use his name for the purpose of providing to the Company the full benefit of the provisions of this Section 8 of the Agreement.
          (f) The Executive hereby waives and quitclaims to the Company any and all claims, of any nature, which the Executive now or may hereafter have for infringement of any Development assigned hereunder to the Company.
          (g) The Executive acknowledges and agrees that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101).
          8.3. Other Agreements. Other than as previously disclosed to the Company by the Executive in writing, the Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the

Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and as an Executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.
     9. Other Severance Arrangements. The benefits under this Agreement will be provided in lieu of benefits under any severance plan of the Company or under the Executive’s offer letter. The Executive acknowledges and agrees that the acceleration of vesting of stock options and restricted stock under this Agreement is in lieu of any acceleration of vesting of stock options and restricted stock upon a change of control under the Company’s current and any future stock option plans, including but not limited to, the Company’s 2000 Equity Incentive Plan, 2003 Stock Incentive Plan and 2004 Stock Incentive Plan, each as amended from time to time.
     10. Mitigation. The Executive has no obligation to mitigate amounts payable under the Agreement by seeking other employment.
     11. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11.
     12. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
     13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
     14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
     15. Governing Law. This Agreement shall be construed as a sealed instrument and interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws provisions. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts) and the Company and the Executive each consents to the jurisdiction of such a court.
     16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.
     17. Legal Fees. The Company will reimburse the Executive for all reasonable legal fees incurred in enforcing or contesting the Agreement if the Executive prevails on such claim or claims.
     18. Dispute Resolution. Any claim or controversy arising out of or relating to this Agreement, or any breach thereof, or otherwise arising out of or relating to the Executive’s employment, compensation and benefits with the Company or the termination thereof including any claim for discrimination under any local, state or federal employment discrimination law, except as specifically excluded herein, shall be settled by arbitration in the Commonwealth of Massachusetts, administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any claim or controversy not submitted to arbitration in accordance with this Section shall be waived, and thereafter, no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The award rendered in any arbitration proceeding held under this Section 18 shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section. Also not covered by this Section are claims by the Company or by the Executive for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law, including but not limited to claims for equitable relief arising out of a breach of Sections 7 and/or 8 of this Agreement. Both the Company and the Executive expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to the Executive’s employment with or termination from the Company. The Executive expressly acknowledges and agrees that he hereby waives any right to claim or recover punitive damages.
     19. Acknowledgment. THE EXECUTIVE STATES THAT HE HAS HAD A REASONABLE PERIOD SUFFICIENT TO STUDY, UNDERSTAND AND CONSIDER THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF HIS CHOICE, THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS, THAT HE IS ENTERING INTO AND SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND THAT IN DOING SO HE IS NOT RELYING UPON ANY STATEMENTS OR REPRESENTATIONS BY THE COMPANY OR ITS AGENTS.
     20. Miscellaneous.
          20.1. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          20.2. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          20.3. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
          20.4. Nothing in this Agreement should be construed to create a trust or to establish or evidence Executive’s claim of any right to payment other than as an unsecured general creditor with respect to any payment to which Executive may be entitled.
          20.5. The provisions of Sections 7 and 8 shall survive the termination of this Agreement.
          20.6. The Executive agrees, upon termination of his employment, promptly to deliver to the Company all files, books, documents, notes, lab books, memoranda, specifications, cells, storage media, including software, computer disks or tapes, computer printouts, together will all copies thereof, and other property prepared by or on behalf of the Company or purchased with Company funds and to refrain from making, retaining or distributing copies thereof.
     21. Definitions.
          21.1. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon (a) willful failure by the Executive, which failure is not cured within thirty (30) days of written notice to the Executive from the Company, to perform his material responsibilities to the Company; (b) willful misconduct by the Executive that is materially injurious to the Company; (c) a determination by the Company within thirty (30) days of the Executive’s resignation that discharge under clause “B” of the definition of Cause was warranted; or (d) a material breach of Section 7 or 8 of this Agreement by the Executive.
          21.2. For purposes of this Agreement, a “Change of Control” shall mean:
          (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (as defined below)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company or (B) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (c) of this definition; or
          (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the

Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Employment Agreement by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
          (c) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination and (y) no Person (excluding any Executive benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
          (d) the liquidation or dissolution of the Company.
          21.3. For purposes of this Agreement, a “Change of Control Period” shall consist of the period from three (3) months before until one (1) year after the date on which a Change of Control occurs.
          21.4. As used in this Agreement, the term “Disability” means, with respect to the Executive, that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. A determination of Disability shall be agreed upon by a physician satisfactory to the Executive and a physician selected by the Company, provided that if these physicians do not agree, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties.
          21.5. As used in this Agreement, the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          21.6. For purposes of this Agreement, “Good Reason” shall be deemed to exist upon (a) any material reduction in the annual base compensation payable to the Executive (but exclusive of any Target Cash Bonus, annual equity award or other similar cash bonus or equity plans for this purpose); (b) the relocation of the place of business at which the Executive is principally located to a location that is greater than thirty (30) miles from its current location; (c) the failure of the Company to comply with a material term of this Agreement; or (d) significant reduction in the Executive’s duties, responsibilities or position so long as notice of the Good Reason condition is given within 90 days of the condition’s initial existence, the Company is given thirty (30) days to remedy the condition, and the termination from employment occurs within two (2) years following the initial existence of one or more Good Reason conditions.
          21.7. For purposes of this Agreement, “pro rata payment” shall be deemed to mean the calculation of a payment by the Company based on the proportion of the calendar year completed, based on the nearest whole number of months of Executive’s employment (for illustrative purposes only, if Executive was terminated without Cause by the Company on April 13th of a given year, Executive would be entitled to 1/4 of his Target Cash Bonus for such year under Section 5.4(iii)).
     22. Non-Disparagement. The Executive understands and agrees that as a condition to him of the monetary consideration provided in connection with this Agreement, during the term of the Agreement and for a period of two (2) years after the termination of his employment with the Company for any reason, he shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the Company or any of its directors, officers, employees, agents, or representatives or the Company’s business affairs and financial condition.
     23. Section 409A.
     23.1 Notwithstanding anything else to the contrary in this Agreement, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and the Executive is a “specified employee” upon his separation (as defined under Section 409A), the timing of any such payment following the separation date shall be modified if, absent such modification, such payment would otherwise be subject to penalty under Section 409A. No payments to be made hereunder that constitute “nonqualified deferred compensation” within the meaning of Section 409A may be accelerated or deferred by either the Company or the Executive except as specifically permitted or required by Section 409A. In any event, the Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any provisions of this agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.

     23.2 This Agreement is intended to comply with the provisions of Section 409A and shall be construed consistently therewith.
[Remainder of this page is intentionally left blank]

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CRITICAL THERAPEUTICS, INC.
By:	/s/ Trevor Phillips
	Name:	Trevor Phillips, Ph.D.
	Title:	Chief Operating Officer and Senior Vice President of Operations

EXECUTIVE
/s/ Frank E. Thomas
Name:	Frank E. Thomas